Exhibit 99.1

Archrock Announces Quarterly Cash Dividend and Extends Share Repurchase Authorization

HOUSTON, April 26, 2024 – Archrock, Inc. (NYSE: AROC) (“Archrock” or the “Company”) today announced that its Board of Directors has declared a quarterly dividend of $0.165 per share of common stock, or $0.66 per share on an annualized basis. The first quarter 2024 dividend will be paid on May 14, 2024 to all stockholders of record on May 7, 2024.

The first quarter 2024 dividend per share amount is consistent with Archrock’s fourth quarter 2023 dividend and represents a year-over-year increase of 10 percent.

The Board of Directors has also approved an extension of the Company’s share repurchase program (“Share Repurchase Program”) upon expiry of the current authorization on April 27, 2024, for an additional 24-month period. Through March 31, 2024, the Company had repurchased 833,346 common shares at an average price of $12.11 per share for an aggregate of $10.1 million.  In connection with the extension, the Board of Directors replenished the amount of shares authorized for repurchase under the Share Repurchase Program, resulting in available capacity of $50 million.

“Our disciplined capital allocation framework continues to prioritize free cash flow generation and creating and returning value to shareholders,” said Brad Childers, Archrock’s President and Chief Executive Officer. “We are committed to funding our high-return growth capital expenditures through operations and returning excess capital to shareholders. This share repurchase authorization complements our quarterly dividend and provides Archrock with the flexibility to allocate capital to the highest return opportunities.”

Under the Share Repurchase Program, shares of the Company’s common stock may be repurchased periodically, including in the open market, privately negotiated transactions, or otherwise in accordance with applicable federal securities laws, until April 27, 2026. The actual timing, manner, number, and value of shares repurchased under the program will be determined by the Company at its discretion.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how the Company embodies its purpose, WE POWER A CLEANER AMERICATM, visit www.archrock.com.

Forward-Looking Statements

This press release contains forward-looking statements, which include statements about Archrock’s future financial performance and dividends, and repurchase of shares of the Company’s common stock pursuant to the Share Repurchase Program. These statements are not guarantees of future performance or actions. Forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Archrock expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in Archrock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and as set forth from time to time in Archrock’s filings with the Securities and Exchange Commission. These filings are available online at www.sec.gov and www.archrock.com.

For information, contact:

Megan Repine

Vice President, Investor Relations

(281) 836-8360

investor.relations@archrock.com

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